EXHIBIT 3.3

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                 PROXYMED, INC.

         Pursuant to the provisions of Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, the corporation adopts the following articles of amendment to its articles of incorporation by the board of directors on December 23, 1999:

FIRST:

                                    ARTICLE 3

         Article 3 of the Articles of Incorporation of the Company is hereby amended by inserting the following words at the end of such article:

SERIES B CONVERTIBLE PREFERRED STOCK:

         The Corporation is authorized to issue a Series of its Preferred Shares consisting of 15,000 Preferred Shares having a stated value of One Thousand Dollars ($1,000) per share and par value $.01 per share, to be designated as the Series B Convertible Preferred Stock (the "PREFERRED SHARES"). The rights, privileges and preferences of the Series B Convertible Preferred Stock, and the limitations and restrictions thereon, are as follows:

                  (1) DESIGNATION, AMOUNT AND DIVIDENDS. The designation of this series, which consists of 15,000 shares of Preferred Stock, is the Series B Convertible Preferred Stock and the stated value shall be One Thousand Dollars ($1,000) per share (the "STATED VALUE"). The holders of the Preferred Shares shall be entitled to receive dividends ("DIVIDENDS") at a rate of 6.0% per annum, which shall be cumulative, accrue daily from the Issuance Date (as defined below) and be payable on the last day of each Calendar Quarter (as defined below) beginning on the earlier of (i) the last day of the Calendar Quarter in which the Registration Statement (as defined below) is declared effective by the SEC (as defined below) and (ii) March 31, 2000 (each a "DIVIDEND DATE"). If a Dividend Date is not a Business Day (as defined below) then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Dividends shall be payable in shares of Common Stock (as defined below) ("DIVIDEND SHARES") or, at the option of the Company, in cash, provided that the Dividends which accrued during any period shall be payable in cash only if the Company provides written notice ("DIVIDEND ELECTION NOTICE") to each holder of Preferred Shares at least ten (10) Business Days prior to the Dividend Date. Dividends to be paid in shares of Common Stock shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(b)) of Common Stock equal to the quotient of (a) the Additional Amount (as defined below) divided by (b) the Applicable Daily Price (as defined below) on the date which is two (2) trading days immediately prior to the applicable Dividend Date. Notwithstanding the foregoing, the Company shall not be entitled to pay Dividends in shares of Common Stock and shall be required to pay such Dividends in cash if (a) any event constituting a Triggering Event (as defined in Section 3(b) or a Liquidity Default (as defined in Section 3(g)), or an event that with the passage of time and without being cured would constitute a Triggering Event or a Liquidity, has occurred and is continuing on the date of the Company's Dividend Election Notice or on the



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Dividend Date, unless otherwise consented to in writing by the holder of Preferred Shares entitled to receive such Dividend or (b) the Registration Statement (as defined below) is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement), including, without limitation, the Dividend Shares, on the date of the Company's Dividend Election Notice or on the Dividend Date. Any accrued and unpaid Dividends which are not paid within five (5) Business Days of such accrued and unpaid dividends' Dividend Date shall bear interest at the rate of 18.0% per annum from such Dividend Date until the same is paid in full (the "DEFAULT INTEREST").

                  (2) CONVERSION OF PREFERRED SHARES. Preferred Shares shall be convertible into shares of the Company's common stock, par value $0.001 per share (the "COMMON STOCK"), on the terms and conditions set forth in this
Section 2.

                           (a) CERTAIN DEFINED TERMS. For purposes of these
Articles of Amendment, the following terms shall have the following meanings:

                               (i) "ADDITIONAL AMOUNT" means, on a per share
basis, the sum of (A) unpaid Default Interest through the date of determination plus (B) the result of the following formula: (0.06)(N/365)($1,000).

                               (ii) "APPROVED STOCK PLAN" shall mean any
employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant for services provided to the Company.

                               (iii) "APPLICABLE DAILY PRICE" means, as of any
date, 93% of the lowest Closing Sale Price of the Common Stock during the three
(3) consecutive trading days ending on and including such date of determination.

                               (iv) "BUSINESS DAY" means any day other than
Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

                               (v) "CALENDAR QUARTER" means each of the period
beginning on and including January 1 and ending on and including March 31, the period beginning on and including April 1 and ending on and including June 30, the period beginning on and including July 1 and ending on and including September 30, and the period beginning on and including October 1 and ending on and including December 31.

                               (vi) "CLOSING SALE PRICE" means, for any security
as of any date, the last closing trade price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("BLOOMBERG"), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m. Eastern Time as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the lowest ask price and lowest bid price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of the Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section


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2(d)(iii) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                               (vii) "CONVERSION AMOUNT" means the sum of (1)
the Additional Amount (as defined above), and (2) $1,000.

                               (viii) "CONVERSION PRICE" means, as of any
Conversion Date (as defined below) or other date of determination, the Applicable Daily Price; provided that in no event shall the Conversion Price exceed the Fixed Conversion Price (as defined below), each in effect as of such date and subject to adjustment as provided herein; and further provided, that a Conversion Notice (as defined in Section 2(d)(i)) which is delivered to the Company prior to 4:00 p.m. Eastern Time on a given date shall, solely for the purposes of calculating the Conversion Price pursuant to this Section 2(a)(viii), be deemed to have been given after 4:00 p.m. Eastern Time on the trading date immediately preceding the date such notice was delivered to the Company.

                               (ix) "CONVERTIBLE SECURITIES" means any stock or
securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

                               (x) "EXCLUDED SECURITIES" means options to
purchase shares of Common Stock, provided (A) such options are issued after the Issuance Date to employees or consultants of the Company within 30 days of such employee or consultant starting their employment or consultation with the Company, (B) such options are approved by the Board of Directors of the Company or an appropriately designated committee of the Board of Directors and (C) the exercise price of such options is not less than the market price of the Common Stock on the date of issuance of such options.

                               (xi) "FIXED CONVERSION PRICE" means, with respect
to any Preferred Share, as of any Conversion Date or other date of determination
(A) prior to and including the date which is ten trading days after the date which is one (1) year after the Issuance Date, 180% of the Closing Sale Price on the Issuance Date and (B) after the date which is ten trading days after the date which is one (1) year after the Issuance Date, the lower of (I) the Fixed Conversion Price in effect on the date which is ten trading days after the date which is one (1) year after the Issuance Date and (II) 125% of the arithmetic average of the Closing Sale Price of the Common Stock on the 10 consecutive trading days immediately following the date which is one (1) year after the Issuance Date, in each case subject to adjustment as provided herein.

                               (xii) "ISSUANCE DATE" means, with respect to each
Preferred Share, the date of issuance of the applicable Preferred Share.

                               (xiii) "MATURITY DATE" means the date which is
two (2) years after the Issuance Date, unless extended pursuant to Section 2(d)(vii).

                               (xiv) "N" means the number of days from, but
excluding, the last Dividend Date with respect to which dividends, along with any Default Interest, have been paid by the Company on the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date, the Maturity Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

                               (xv) "OPTIONS" means any rights, warrants or
options to subscribe for or purchase Common Stock or Convertible Securities.

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                               (xvi) "PERSON" means an individual, a limited
liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                               (xvii) "PRINCIPAL MARKET" means the Nasdaq
National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

                               (xviii) "REGISTRATION RIGHTS AGREEMENT" means
that certain registration rights agreement between the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants.

                               (xix) "SECURITIES PURCHASE AGREEMENT" means that
certain securities purchase agreement between the Company and the initial holders of the Preferred Shares.

                               (xx) "WARRANTS" means the warrants to purchase
shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

                           (b) HOLDER'S CONVERSION RIGHT; MANDATORY CONVERSION. Subject to the provisions of Sections 5 and 8, at any time or times on or after the Issuance Date (as defined below), any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant to Section 2(d)(vii), all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(d) or redeemed by the Company. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                           (c) CONVERSION. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                                            CONVERSION AMOUNT
                                            Conversion Price

                           (d) MECHANICS OF CONVERSION. The conversion of Preferred Shares shall be conducted in the following manner:

                               (i) HOLDER'S DELIVERY REQUIREMENTS. To convert
Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of an executed notice of conversion in the form described in Section 24 (the "CONVERSION NOTICE") to the Company with a copy thereof to the Company's designated transfer agent (the "TRANSFER AGENT") and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the



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

Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").

                               (ii) COMPANY'S RESPONSE. Upon receipt by the
Company of a copy of a Conversion Notice, the Company shall (1) as soon as practicable, but in no event later than within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (2) on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice (the "SHARE DELIVERY DATE"), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or
(B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "PREFERRED STOCK DELIVERY DATE") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                               (iii) DISPUTE RESOLUTION. In the case of a
dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) Business Day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile
(A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the holders of a majority of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight
(48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

                               (iv) RECORD HOLDER. The person or persons
entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                               (v) COMPANY'S FAILURE TO TIMELY CONVERT.

                                   (A) CASH DAMAGES. If (I) within five (5)
Business Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or (II) within five (5) Business Days of the Company's receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(d)(ii), then in addition to all other


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available remedies which such holder may pursue hereunder and under the
Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                                    (B) VOID CONVERSION NOTICE; ADJUSTMENT OF
CONVERSION PRICE. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Fixed Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be adjusted to the lesser of (I) the Fixed Conversion Price as in effect on the date on which the holder voided the Conversion Notice and (II) the lowest Closing Sale Price during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided in these Articles of Amendment.

                                    (C) CONVERSION FAILURE. If for any reason a
holder has not received all of the shares of Common Stock prior to the tenth
(10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "CONVERSION FAILURE"), then the holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3.

                               (vi) PRO RATA CONVERSION. In the event the
Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

                               (vii) MANDATORY CONVERSION OR REDEMPTION AT
MATURITY AT COMPANY'S OPTION. If any Preferred Shares remain outstanding on the Maturity Date, then all such Preferred Shares, at the Company's option, either
(i) shall be converted at the Maturity Date Conversion Price (as defined below) for such Preferred Shares as of such date without the holders of such Preferred Shares being required to give


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

a Conversion Notice on the Maturity Date (a "MATURITY DATE MANDATORY CONVERSION"), or (ii) shall be redeemed as of such date for an amount in cash per Preferred Share (the "MATURITY DATE REDEMPTION PRICE") equal to the Liquidation Preference (as defined in Section 12) (a "MATURITY DATE MANDATORY REDEMPTION"). The Company shall be deemed to have elected a Maturity Date Mandatory Conversion unless it delivers written notice to each holder of Preferred Shares at least 35 Business Days prior to the Maturity Date of its election to effect a Maturity Date Mandatory Redemption. If the Company elects a Maturity Date Mandatory Redemption, then on the Maturity Date the Company shall pay to each holder of Preferred Shares outstanding on the Maturity Date, by wire transfer of immediately available funds, an amount per Preferred Share equal to the Maturity Date Redemption Price. If the Company elects a Maturity Date Mandatory Redemption and fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price, then in addition to any remedy such holder of Preferred Shares may have under these Articles of Amendment, the Securities Purchase Agreement and the Registration Rights Agreement, (X) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 2.0% per month, prorated for partial months, until paid in full, and (Y) any holder of Preferred Shares shall have the option to require the Company to convert any or all of such holder's Preferred Shares that the Company elected to redeem under this Section 2(d)(vii) and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into the number of shares of Common Stock such holder would have received if such holder had converted such Preferred Shares at a conversion price equal to the lesser of (I) the Applicable Daily Price on the Maturity Date and (II) the Fixed Conversion Price on the Maturity Date. Promptly following the Maturity Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. If the Company has elected a Maturity Date Mandatory Conversion, has failed to give notice to elect a Maturity Date Mandatory Redemption at least 35 Business Days prior to the Maturity Date or has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 5, (B) a Triggering Event or a Liquidity Default (other than as described in Section 3(g)(vii) or Section 3(g)(viii)) shall have occurred and be continuing, or (C) an event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event or a Liquidity Default (other than as described in Section 3(g)(vii) or Section 3(g)(viii)). For purposes of this Section 2(d)(vii), "MATURITY DATE CONVERSION PRICE" means 95% of the arithmetic average of the Closing Sale Prices of the Common Stock on the 30 consecutive trading days immediately preceding the Maturity Date.

                               (viii) BOOK-ENTRY. Notwithstanding anything to
the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less


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than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

                  ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S ARTICLES OF AMENDMENT RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING
                  SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE ARTICLES OF AMENDMENT RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

                           (e) TAXES. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

                           (f) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

                               (i) ADJUSTMENT OF FIXED CONVERSION PRICE UPON
SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                               (ii) HOLDER'S RIGHT OF ALTERNATIVE CONVERSION
PRICE FOLLOWING ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells Convertible Securities or Options that are convertible into or exchangeable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price (each of the formulations for such variable price being herein referred to as, a "VARIABLE PRICE"), and such Variable Price is not calculated using the same formula used to calculate the Applicable Daily Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("VARIABLE NOTICE") on the date of issuance of such Convertible Securities or Options. If a holder of the Preferred Shares then outstanding provides written notice to the Company via facsimile and overnight courier (the "VARIABLE PRICE ELECTION NOTICE") within 10 Business Days of receiving a Variable Notice that such holder desires to replace the Applicable Daily Price then in effect with the Variable Price described in such Variable Notice, then, from and after the date of the Company's receipt of the Variable Price Election Notice, the Applicable Daily Price will automatically be replaced with the Variable Price for the Preferred Shares held by such holder. In the event that a holder of Preferred Shares delivers a Conversion Notice after the Company's issuance of Convertible Securities with a Variable Price but before such holder's receipt of the Company's Variable Notice, then such holder shall have the option by written notice to the Company to rescind such Conversion Notice or to have the Conversion Price be equal to such Variable Price for the conversion effected by such Conversion Notice.

                               (iii) OTHER EVENTS. If any event occurs of the
type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock


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appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

                               (iv) NOTICES.

                                    (A) Immediately upon any adjustment of the
Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                                    (B) The Company will give written notice to
each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                                    (C) The Company will also give written
notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                  (3)      COMPANY DEFAULTS.

                           (a) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 125% of the Liquidation Preference and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption Upon Triggering Event (as defined below) and (B) the Closing Sale Price of the Common Stock on the trading day immediately preceding such Trigger Event on which the Principal Market is open for trading (the "REDEMPTION PRICE").

                           (b) "TRIGGERING EVENT". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                               (i) the Company's notice or the Transfer Agent's
notice, at the Company's direction, to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of these Articles of Amendment;

                               (ii) a Conversion Failure (as defined in Section
2(d)(v)(C));

                               (iii) upon the Company's receipt of a Conversion
Notice, the Company shall not be obligated to issue shares of Common Stock upon such Conversion due to the provisions of Section 16; or

                               (iv) the Company shall have failed to make any
Liquidity Default Daily Payment (as defined in Section 3(h)) in a timely manner in accordance with Section 3(h).

                           (c) MECHANICS OF REDEMPTION UPON TRIGGERING EVENT. Within one (1) Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Preferred Shares. In addition, within one (1) Business Day after the occurrence of a Triggering Event described in Section 3(b)(iii), the Company shall notify each holder of Preferred Shares by facsimile of the Company's irrevocable election to either (i) redeem all Preferred Shares submitted for redemption pursuant to Section 3(c) based on the Triggering Event described in Section 3(b)(iii), or (ii) to delist from the Primary Market within five Business Days of the occurrence of such Triggering Event described in Section 3(b)(iii) so that the Exchange Cap no longer applies and is of no force or effect after such fifth Business Day. If the Company elects to delist the Common Stock from the Primary Market pursuant to the preceding sentence but fails to delist the Common Stock from the Primary Market such that the Exchange Cap no longer applies and is of no force or effect on or prior to such fifth Business Day, then the Company shall be deemed to have irrevocably elected to redeem all Preferred Shares submitted for redemption pursuant to Section 3(c) based on the Triggering Event described in
         Section 3(b)(iii). Except as otherwise described in the two preceding sentences, at any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem up to all of such holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION UPON TRIGGERING EVENT") to the Company, which Notice of Redemption Upon Triggering Event shall indicate the number of Preferred Shares that such holder is electing to redeem.

                           (d) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Redemption Upon Triggering Event from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notice(s). The Company shall deliver the applicable Redemption Price to a holder which delivers a Notice of Redemption Upon Triggering Event within five Business Days after the Company's receipt of a Notice of Redemption Upon Triggering Event; provided that, if required by
         Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and
         (ii) in addition to any remedy such holder of Preferred Shares may have under these Articles of Amendment and the Securities Purchase Agreement, pay to each holder interest at the rate of 2.0% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

                           (e) VOID REDEMPTION. In the event that the Company does not pay the Redemption Price within the time period set forth in
         Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option (the "VOID REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID REDEMPTION NOTICE"). Upon the Company's receipt of such Void Redemption Notice, (i) the Notice of Redemption Upon Triggering Event shall be null and void with respect to those Preferred Shares subject to the Void Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Redemption Notice, and
         (iii) the Conversion Price of such returned Preferred

         Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Redemption Notice is delivered to the Company and (B) the lowest Closing Sale Price of the Common Stock during the period beginning on the date on which the Notice of Redemption Upon Triggering Event is delivered to the Company and ending on the date on which the Void Redemption Notice is delivered to the Company.

                           (f) DISPUTES; MISCELLANEOUS. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been redeemed.

                           (g) LIQUIDITY DEFAULTS. A "LIQUIDITY DEFAULT" shall be deemed to have occurred at such time as any of the following events:

                               (i) the failure of the applicable Registration
Statement to be declared effective by the Securities and Exchange Commission (the "SEC") on or prior to the date that is 10 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

                               (ii) the failure of the applicable Registration
Statement to be declared effective by the SEC on or prior to the date that is 40 days after the applicable Effectiveness Deadline;

                               (iii) while the Registration Statement is
required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

                               (iv) the suspension from trading or failure of
the Common Stock to be listed on the Nasdaq National Market or The New York Stock Exchange, Inc. for a period of five (5) consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

                               (v) the Company breaches any representation,
warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, these Articles of Amendment or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 10 days;

                               (vi) the Company fails to receive the Stockholder
Approval (as defined in Section 4(g) of the Securities Purchase Agreement) on or before the Stockholder Meeting Deadline (as defined in Section 4(g) of the Securities Purchase Agreement);

                               (vii) the consolidation, merger or other business
combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company); or

                               (viii) a purchase, tender or exchange offer made
to and accepted by the holders of more than 50% of the outstanding shares of Common Stock.

As soon as practicable but in no event later than one (1) day after the occurrence of a Liquidity Default, the Company shall deliver written notice thereof via facsimile and overnight courier (a "COMPANY'S LIQUIDITY DEFAULT NOTICE") to each holder of Preferred Shares.

                           (h) RIGHTS OF THE HOLDERS OF THE PREFERRED SHARES
UPON THE OCCURRENCE OF A LIQUIDITY DEFAULT. In addition to any other remedies the holders of the Preferred Shares may have at law or in equity, if a Liquidity Default occurs then:

                               (i) if the Liquidity Default is pursuant to clause (i), (iii), (iv), (v), (vi), (vii) or (viii) of Section 3(g), then on each day during the period beginning on and including the first day following the occurrence of such Liquidity Default and ending on and including the date on which such Liquidity Default is cured, in the case of a Liquidity Default described in clause (i), (iii), (iv), (v) or (vi) of Section 3(g), or the date on which there is announced the consummation, termination or abandonment of such Liquidity Default, in the case of a Liquidity Default described in clause (vii) or (viii) of
         Section 3(g), the Company shall pay to each holder of Preferred Shares an amount in cash per Preferred Share equal to one percent (1%) of the Liquidation Preference of such Preferred Share (each such payment, a "LIQUIDITY DEFAULT DAILY PAYMENT"), provided, however, that the Company shall not be obligated to make a Liquidity Default Daily Payment to any holder of Preferred Shares for more than 15 days in any 365-day period; and

                               (ii) (A) if the Liquidity Default is pursuant to
         Section 3(g)(ii), then immediately upon the occurrence of such a Liquidity Default (and from time to time as applicable), the Fixed Conversion Price of the Preferred Shares shall be permanently adjusted (subject to further adjustment pursuant to these Articles of Amendment subsequent to such adjustment) to equal the lesser of (I) the Fixed Conversion Price in effect for such Preferred Shares on the date which is 40 days after the applicable Effectiveness Deadline or (II) the product of (a) 0.68 multiplied by (b) the lowest Applicable Daily Price during the period beginning on and including the date which is 10 days after the applicable Effectiveness Deadline and ending on and including
         (x) on any date prior to the date the Registration Statement is declared effective by the SEC, the Conversion Date or other date of determination with respect to which the determination is being made with respect to this Section 3(h)(ii)(A) and (y) on any date on or after the date the Registration Statement is declared effective by the SEC, the date the Registration Statement was declared effective by the SEC;

                                    (B) if the Liquidity Default is pursuant to
         clause (iii), (iv), (v) or (vi) of Section 3(g), then immediately upon the occurrence of such a Liquidity Default (and from time to time as applicable), the Fixed Conversion Price of the Preferred Shares shall be permanently adjusted (subject to further adjustment pursuant to these Articles of Amendment subsequent to such adjustment) to equal the lesser of (I) the Fixed Conversion Price in effect for such Preferred Shares on the date of the initial occurrence of such Liquidity Default or (II) the product of (a) 0.68 multiplied by (b) the lowest Applicable Daily Price during the period beginning on and including the date of the initial occurrence of such Liquidity Default and ending on and including (x) on any date prior to the date on which the Company cures such Liquidity Default and delivers written notice to each holder of Preferred Shares stating that such Liquidity Default has been cured, the Conversion Date or other date of determination with respect to which the determination is being made with respect to this Section 3(h)(ii)(B) and (y) on any date on or after the date on which the Company cures such Liquidity Default and delivers written notice to each holder of Preferred Shares stating that such Liquidity Default has been cured, the date on which the Company cured such Liquidity Default and delivered written notice to each holder of Preferred Shares stating that such Liquidity Default had been cured; and

                                    (C) if the Liquidity Default is pursuant to
         Section 3(g)(vii) or Section 3(g)(viii), then immediately upon the occurrence of such a Liquidity Default (and from time to time as applicable), the Fixed Conversion Price of the Preferred Shares shall be permanently adjusted (subject to further adjustment pursuant to these Articles of Amendment subsequent to such adjustment) to equal the lesser of (I) the Fixed Conversion Price in effect for such Preferred Shares on the date of the occurrence of such Liquidity Default or (II) the product of (a) 0.68 multiplied by (b) the lowest Applicable Daily Price during the period beginning on and including the fifth (5th) trading day immediately preceding the date of the announcement of a proposed, pending or intended event that if consummated would constitute a Liquidity Default described in Section 3(g)(vii) or
         Section 3(g)(viii) and ending on and including (x) on any date prior to the date which is 10 trading days after the date of the public announcement of the consummation, termination or abandonment of such proposed, pending or intended event that if consummated would constitute a Liquidity Event described in Section 3(g)(vii) or Section 3(g)(viii), the Conversion Date or other date of determination with respect to which the determination is being made with respect to this
         Section 3(h)(ii)(C) and (y) on any date on or after the date which is 10 trading days after the date of the public announcement of the consummation, termination or abandonment of such proposed, pending or intended event that if consummated would constitute a Liquidity Event described in Section 3(g)(vii) or Section 3(g)(viii), the date which is 10 trading days after the date of the public announcement of the consummation, termination or abandonment of such proposed, pending or intended event that if consummated would constitute a Liquidity Event described in Section 3(g)(vii) or Section 3(g)(viii) (provided that such 10 trading day period will be extended by one trading day for each day on which there is no closing sales price or closing trade price reported by Bloomberg or no bid prices of any market makers reported by the National Quotation Bureau, Inc. in the "pink sheets" for the Company's securities).

                  (4)      OTHER RIGHTS OF HOLDERS.

                           (a) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION,
MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

                           (b) OPTIONAL REDEMPTION UPON SALE OF ASSETS. In
addition to the rights of the holders of Preferred Shares under Section 4(a), upon a Sale of Assets (as defined below) of the Company each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to 107% of the Liquidation Preference ("SALE OF ASSETS REDEMPTION PRICE"). No sooner than 20 days nor later than 10 days prior to the consummation of a Sale of Assets, but not prior to the public announcement of such Sale of Assets, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF SALE OF ASSETS") to each holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Sale of Assets (or, in the event a Notice of Sale of Assets is not delivered at least 10 days prior to a Sale of Assets, at any time on or after the date which is 10 days prior to a Sale of Assets) and ending on the date of such Sale of Assets, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION UPON SALE OF ASSETS") to the Company, which Notice of Redemption Upon Sale of Assets shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Sale of Assets Redemption Price, as calculated pursuant to this
Section 4(b). Upon the Company's receipt of a Notice(s) of Redemption Upon Sale of Assets from any holder of Preferred Shares, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Sale of Assets. The Company shall deliver the applicable Sale of Assets Redemption Price simultaneously with the consummation of the Sale of Assets; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been so delivered to the Company. Payments provided for in this Section 4(b) shall have priority to payments to other stockholders in connection with a Sale of Assets. For purposes of this Section 4(b), "SALE OF ASSETS" means the sale or transfer of all or substantially all of the Company's assets or the Company's subsidiaries' assets, take as a whole.

                           (c) PURCHASE RIGHTS. If at any time the Company
grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (5) LIMITATION ON BENEFICIAL OWNERSHIP. The Company shall not effect any conversion of Preferred Shares and no holder of Preferred Shares shall have the right to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common

Stock beneficially owned by such holder and its affiliates to exceed 4.99% of the total outstanding shares of Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q, Form 10-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares and exercise of Warrants (as defined below) by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

         (6) REDEMPTION AT THE COMPANY'S ELECTION. At any time or times during the period beginning on the date the Registration Statement is declared effective by the SEC and ending on and including the date which is one (1) year after the Issuance Date, the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be redeemed ("REDEMPTION AT COMPANY'S ELECTION"), for consideration per Preferred Share equal to 107% of the Conversion Amount for such Preferred Share (the "COMPANY'S ELECTION REDEMPTION PRICE"); provided that the Conditions to Redemption at the Company's Election (as set forth below) are satisfied as of the Company's Election Redemption Date (as defined below). The Company may exercise its right to Redemption at Company's Election only by providing each holder of Preferred Shares written notice ("NOTICE OF REDEMPTION AT COMPANY'S ELECTION") at least 10 Business Days but not more than 20 Business Days prior to the date of consummation of such redemption ("COMPANY'S ELECTION REDEMPTION DATE"). If the Company elects to require redemption of some, but not all, of the Preferred Shares then outstanding, the Company shall require redemption of the pro rata amount from each holder of such Preferred Shares based on the number of Preferred Shares purchased by such holder relative to the total number of Preferred Shares purchased on the Issuance Date (such amount with respect to each holder being referred to herein as its "PRO RATA REDEMPTION AMOUNT"). The Company's Notice of Redemption at Company's Election shall indicate (x) the aggregate number of Preferred Shares the Company has elected to redeem from all holders of Preferred Shares, (y) the date selected by the Company for the Company's Election Redemption Date, and (z) each holder's Pro Rata Redemption Amount of the Preferred Shares selected for redemption. If the Company has exercised its right of Redemption at Company's Election and the conditions of this Section 6, including the Conditions to Redemption at Company's Election, have been satisfied, then each holder's Pro Rata Redemption Amount of the Preferred Shares selected for redemption which remain outstanding on the Company's Election Redemption Date shall be redeemed as of the Company's Election Redemption Date by payment by the Company to each such holder of Preferred Shares of the Company's Election Redemption Price. If required by
Section 2(d)(viii), all such holders of the Preferred Shares being redeemed shall thereupon and within two (2) Business Days after the Company's Election Redemption Date, or such earlier date as the Company and each such holder of Preferred Shares mutually agree, surrender all Preferred Shares being redeemed on such date to the Company. If the Company fails to pay the full Company's Election Redemption Price on the Company's Election Redemption Date with respect to a Preferred Share selected for redemption, then the Redemption at Company's Election shall be null and void with respect to such Preferred Share and the Holder shall be entitled to all the rights of a holder of outstanding Preferred Shares. "CONDITIONS TO REDEMPTION AT THE COMPANY'S ELECTION" means the following conditions: (i) during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the holders of the Preferred Shares on a timely basis as set forth in Section 2(d)(ii); (ii) on each day during the period beginning 30 days prior to the date of Notice of Redemption at Company's Election and ending on and including the Company's Election Redemption Date the Registration Statement shall be effective and available for the sale of at least all of the Registrable Securities (as defined in the Registration Rights Agreement); (iii) on each day during the period beginning 30 days prior to the date of Notice of Redemption at Company's Election and ending on and including the Company's Election Redemption Date, the Common Stock is designated for quotation on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. and is not suspended from trading (excluding suspensions of not more than one day resulting from business announcements by the Company); (iv) during the period beginning on and including the Issuance Date and ending on and including the Company's Election Redemption Date, there shall not have occurred a Triggering Event or a Liquidity Default or an event that with the passage of time and without being cured would constitute a Triggering Event or a Liquidity Default; (v) during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, there shall not have occurred the consummation of a Sale of Assets or a Liquidity Default described in Section 3(g)(vii) or Section 3(g)(viii) or the public announcement of a pending, proposed or intended Sale of Assets or Liquidity Default described in Section 3(g)(vii) or Section 3(g)(viii); (vi) the Company otherwise shall have been in compliance in all material respects with these Articles of Amendment, the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement and shall not have breached in any material respect any provision of these Articles of Amendment, the Securities Purchase Agreement, the Warrants or the Registration Rights Agreement; (vii) the Company shall not have delivered a Notice of Redemption at Company's Election and the Company's Election Redemption Date shall not occur during a Company's Mandatory Conversion Period (as defined in Section 7); (viii) the Company's Election Redemption Date is not later than the date which is one (1) year after the Issuance Date; and (ix) if the Company's Election Redemption Date occurs after the Stockholder Meeting Deadline, then the Company shall have received the Stockholder Approval. Notwithstanding the above, but subject to Section 5 and
Section 8, any holder of Preferred Shares may convert any Preferred Shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2 on or prior to the date immediately preceding the Company's Election Redemption Date. If the Company fails to timely pay any Company's Election Redemption Price in accordance with this Section 6, then the Company shall not be permitted to submit another Notice of Redemption at Company's Election without the prior written consent of the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding.

         (7) CONVERSION AT THE COMPANY'S ELECTION. On any date during the period beginning on the date which is 20 Business Days after the Registration Statement has been declared effective by the SEC and ending on and including the date which is one (1) year after the Issuance Date, the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be converted ("COMPANY'S CONVERSION ELECTION") at the applicable Conversion Rate; provided that the Conditions to Conversion at the Company's Election (as set forth below) are satisfied as of the Company's Election Conversion Date (as defined below). The Company shall exercise its right to Company's Conversion Election by providing each holder of Preferred Shares written notice ("COMPANY'S CONVERSION ELECTION NOTICE") on such date by facsimile and overnight courier. The date on which each of such holders of the Preferred Shares actually receives the Company's Conversion Election Notice is referred to herein as the "COMPANY'S CONVERSION ELECTION NOTICE DATE." If the Company elects to require conversion of some, but not all, of such Preferred Shares then outstanding, the Company shall require conversion of the pro rata amount from each holder of such Preferred Shares based on the number of Preferred Shares purchased by such holder relative to the total number of Preferred Shares purchased on the Issuance Date (such amount with respect to each holder of such Preferred Shares being referred to herein as its "PRO RATA CONVERSION AMOUNT"). The Company's Conversion Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for conversion, (y) the date selected by the Company for conversion ("COMPANY'S ELECTION CONVERSION DATE"), which date shall be not less than 10 Business Days or more than 60 Business Days after the Company's Conversion Election Notice Date, and (z) each holder's Pro Rata Conversion Amount. Subject to the satisfaction of all the conditions of this Section 7 and provided that the Company does not deliver a Company's Mandatory Conversion Period Termination Notice (in the manner described below) with an effective date prior to the applicable Company's Election Conversion Date and except to the extent restricted by Section 5, on the Company's Election Conversion Date each holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to the result of (a) such holder's Pro Rata Conversion Amount, minus (b) the number of such Preferred Shares converted by such holder during the Company's Mandatory Conversion Period (as defined below); provided, however, in no event shall any holder of Preferred Shares be required to convert a number of Preferred Shares during any Company's Mandatory Conversion Period into a number of shares of Common Stock in excess of such holder's pro rata portion (determined in the same manner as the Pro Rata Conversion Amount above) of 15% of the aggregate trading volume of the Common Stock on the Principal Market (as reported by Bloomberg) during the Company's Mandatory Conversion Period, provided, however, if the Principal Market modifies the method by which it calculates or reports the trading volume, then such percentage will be modified accordingly. The Company may terminate a Conversion at Company's Election prior to the Company's Election Conversion Date with respect to any Preferred Shares not submitted for conversion prior to the effective date of such termination by delivering written notice ("COMPANY'S MANDATORY CONVERSION PERIOD TERMINATION NOTICE") to each holder of Preferred Shares at least five Business Days prior to the effective date of such termination, provided that the Company has not previously delivered two Company's Mandatory Conversion Period Termination Notices. "CONDITIONS TO CONVERSION AT THE COMPANY'S ELECTION" means the following conditions: (i) on each day during the period beginning on and including the date the Registration Statement is declared effective by the SEC and ending on and including the Company's Election Conversion Date, the Registration Statement which includes the Registrable Securities relating to the Preferred Shares selected for conversion shall be effective and available for the sale of no less than all the Registrable Securities required to be included in such Registration Statement; (ii) on each day during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Common Stock is designated for quotation on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. and shall not have been suspended from trading on such exchanges nor shall delisting or suspension by such exchanges (other than suspensions of not more than one day and occurring prior to the Company's Conversion Election Notice Date due to business announcements by the Company) have been threatened either (A) in writing by such exchanges or
(B) by falling below the minimum listing maintenance requirements of such exchanges; (iii) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, there shall not have occurred (A) an event constituting a Sale of Assets or a Triggering Event or a Liquidity Default, (B) an event that with the passage of time and without being cured would constitute a Triggering Event or a Liquidity Default, or (C) the public announcement of a pending, proposed or intended Sale of Assets or Liquidity Default described in Section 3(g)(vii) or Section 3(g)(viii); (iv) the aggregate number of Preferred Shares selected for conversion by the Company as reflected in the Company's Conversion Election Notice is at least 500; (v) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Company shall have delivered shares of Common Stock upon conversion of the Preferred Shares and upon exercise of the Warrants to the holders on a timely basis as set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; (vi) the Company otherwise shall have been in compliance in all material respects with these Articles of Amendment, the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement and shall not have breached in any material respect any provision of these Articles of Amendment, the Securities Purchase Agreement, the Warrants or the Registration Rights Agreement; (vii) the Company shall not have delivered a Company's Conversion Election Notice during any Company's Mandatory Conversion Period; (viii) the Company's Election Conversion Date is not later than the date which is one (1) year after the Issuance Date; and (ix) if the Company's Election Conversion Date occurs after the Stockholder Meeting Deadline, then the Company shall have received the Stockholder

Approval. "COMPANY'S MANDATORY CONVERSION PERIOD" means, with respect to any Company's Conversion Election, the period beginning on and including the Company's Conversion Election Notice Date and ending on and including the earlier of (i) the Company's Election Conversion Date and (ii) the effective date of the Company's Mandatory Conversion Period Termination Notice, which effective date shall not be fewer than five Business Days after the receipt of such notice by each holder of Preferred Shares.

         (8) RESTRICTIONS ON CONVERSIONS. The right of a holder of Preferred Shares to convert Preferred Shares pursuant to Section 2(b) shall be limited as set forth below. Subject to the exceptions described below, without the prior consent of the Company, no holder of Preferred Shares shall be entitled to convert any Preferred Shares during the period beginning on the Issuance Date and ending on and including the date which is one year after the Issuance Date. Notwithstanding the foregoing, the conversion restrictions set forth in this
Section 8 shall not apply: (a) during a Company's Mandatory Conversion Period, but only with respect to the number of Preferred Shares set forth in a Company's Election Conversion Notice for such holder with respect to such Company Mandatory Conversion Period; (b) on and after any date on which the Common Stock is not listed or quoted on the Nasdaq National Market or The New York Stock Exchange, Inc. or has been suspended from trading on any such exchange (excluding suspensions of not more than one day resulting from business announcements by the Company), or any such delisting or suspension is threatened or pending either (I) in writing by such exchanges or (II) by falling below the minimum listing maintenance requirements of such exchanges; (c) on or after any date on which there shall have occurred an event constituting a Sale of Assets or a Triggering Event or a Liquidity Default or an event that with the passage of time and without being cured would constitute a Triggering Event or a Liquidity Default; (d) on or after any date on which there shall have been an announcement of a pending, proposed or intended Sale of Assets or Liquidity Default described in Section 3(g)(vii) or Section 3(g)(viii); (e) on or after any date on which the Company issues or sells or is deemed to have issued or sold any Convertible Securities or Options that are convertible into or exercisable or exchangeable for shares of Common Stock at a conversion or exercise price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price; (f) on or after any date on which the Company fails to pay the Company's Election Redemption Price for any Preferred Shares in a timely manner in accordance with a Redemption at Company's Election pursuant to Section 6; (g) on or after the date the Company issues or sells any shares of Common Stock or any Convertible Securities or Options (other than Excluded Securities or upon conversion of the Preferred Shares or exercise of the Warrants or in connection with any Approved Stock Plan or shares of Common Stock issuable pursuant to warrants or options outstanding prior to the Issuance Date, provided such warrants or options are not amended in any material respect after the Issuance Date), with respect to a number of Preferred Shares representing an aggregate Conversion Amount equal to the lesser of (I) each holder's pro rata portion (determined in the same manner as Pro Rata Conversion Amount in Section 7) of the consideration received by the Company in connection with such issuance or sale and (II) the aggregate Conversion Amount represented by such holder's Preferred Shares; (h) at any time after the first date after the Issuance Date on which the Closing Sale Price of the Common Stock is less than $4.21 (equitably adjusted for stock splits, stock dividends, stock combinations and other similar transactions) for any 10 trading days during the 15 consecutive trading days immediately preceding such date of determination; (i) with respect to any conversion of Preferred Shares at a price equal to the Fixed Conversion Price then in effect; (j) on or after the first date on which the Company fails to comply with its obligations under Section 4(m) of the Securities Purchase Agreement; or (k) on or after the Stockholder Meeting Deadline if the Company fails to receive the Stockholder Approval (as defined in Section 4(g) of the Securities Purchase Agreement) on or before the Stockholder Meeting Deadline.

         (9) REDEMPTION AT THE COMPANY'S ELECTION UPON A QUALIFIED OFFERING. At any time after the date which is one (1) year after the Issuance Date, the Company shall have the right, in its sole discretion, to require that all of the outstanding Preferred Shares be redeemed ("COMPANY'S OFFERING REDEMPTION") concurrent with the closing of a Qualified Offering (as defined below); provided that the Conditions to a Company's Offering Redemption (as set forth below) are satisfied as of the Company's Offering Redemption Date (as defined below). The redemption price per Preferred

Share upon a Company's Offering Redemption shall be equal to the Company's Offering Redemption Price (as defined below). The Company shall exercise its right to Company's Offering Redemption by providing each holder of Preferred Shares written notice ("NOTICE OF COMPANY'S OFFERING REDEMPTION") at least 20 days prior to the Company's Offering Redemption Date, but in no event prior to the filing of the registration statement for the Qualified Offering. The Notice of Company's Offering Redemption shall indicate the anticipated Company's Redemption Date and the name of the managing underwriters of the proposed Qualified Offering. The date of the consummation of the Company's Offering Redemption (the "COMPANY'S OFFERING REDEMPTION DATE") shall be the date of the closing of the Qualified Offering. If the Company has exercised its right of Company's Offering Redemption and the conditions to such Company's Offering Redemption have been satisfied, then all Preferred Shares outstanding at the time of the consummation of the Qualified Offering shall be redeemed as of the Company's Offering Redemption Date by payment by the Company to each holder of Preferred Shares then outstanding of the Company's Offering Redemption Price concurrent with the closing of the Qualified Offering. All holders of Preferred Shares shall thereupon and within two (2) Business Days after the Company's Offering Redemption Date, or such earlier date as the Company and each holder of Preferred Shares mutually agree, surrender all outstanding Preferred Stock Certificates, duly endorsed for cancellation, to the Company. If the Company fails to pay the full Company's Offering Redemption Price with respect to any Preferred Shares concurrently with the closing of the Qualified Offering, then the Company's Offering Redemption shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in these Articles of Amendment. "CONDITIONS TO COMPANY'S OFFERING REDEMPTION" means the following conditions: (i) on each day during the period beginning 30 days prior to the date of the Company's Notice of Company's Offering Redemption and ending on and including the Company's Offering Redemption Date, no Grace Period shall be in effect and the Registration Statement shall be effective and available for the sale of no less than all of the Registrable Securities (as defined in the Registration Rights Agreement) that may then be issued upon conversion of the Preferred Shares in accordance with the terms hereof; (ii) on each day during the period beginning 30 days prior to the date of the Company's Notice of Company's Offering Redemption and ending on and including the Company's Offering Redemption Date, the Common Stock is designated for quotation on the Nasdaq National Market or The New York Stock Exchange, Inc. and is not suspended from trading; (iii) the Company shall have received the Stockholder Approval on or prior to the Stockholder Meeting Deadline; (iv) during the period beginning on the Issuance Date and ending on and including the Company's Offering Redemption Date, there shall not have occurred (A) an event constituting a Sale of Assets or a Triggering Event or a Liquidity Default or (B) an event that with the passage of time and without being cured would constitute a Triggering Event or a Liquidity Default; and (v) the Company has satisfied its obligations in all material respects and is not in default in any material respect under these Articles of Amendment, the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2(a) on or prior to the date immediately preceding the Company's Offering Redemption Date. For purposes of this Section 9, "QUALIFIED OFFERING" means a firm commitment, underwritten public offering of Common Stock by the Company which (a) is an offering which generates aggregate gross proceeds to the Company (as reflected in the preliminary prospectus and the final prospectus for such offering) of at least $15,000,000 and (b) is completed at a price per share to the public of at least $15.00 (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions) as reflected in the preliminary prospectus and the final prospectus for such Qualified Offering. For purposes of this Section 9, "COMPANY'S OFFERING REDEMPTION PRICE" means the greater of (a) the product of (i) the Liquidation Preference, multiplied by (ii) the lesser of
(A) 1.15 and (B) the sum of (I) 1.07, plus (II) the product of (x) 0.12, multiplied by (y) the quotient of (1) the number of days during the period beginning on, but excluding, the date which is one year after the Issuance Date and ending on and including the Company's Offering Redemption Date, divided by
(2) 365, (b) the product of (i) the Conversion Rate in effect on the date immediately preceding the Company's Offering Redemption Date and (ii) the Closing Sale Price of the Common Stock on the trading day immediately preceding the Company's Offering Redemption Date on which the Principal Market is open for trading, and (c) the product of (i) the Conversion Rate in effect on the date immediately preceding the Company's Offering Redemption Date and
(ii) the price per share to the public of the Common Stock as reflected in the final prospectus for such Qualified Offering.

         (10) RESERVATION OF SHARES. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

         (11) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Florida Business Corporation Act, and as expressly provided in these Articles of Amendment.

         (12) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) the Stated Value and (ii) the Additional Amount for such Preferred Share (such sum being referred to as the "LIQUIDATION PREFERENCE"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Articles of Amendment, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

         (13) PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Florida or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

         (14) PARTICIPATION. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

         (15) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock (other than the Preferred Shares) without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

         (16) LIMITATION ON NUMBER OF CONVERSION SHARES. The Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares (the "EXCHANGE CAP") without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding or (c) the required number of the holders of the Preferred Shares have exercised their rights pursuant to Section 4(c) to have the Company remove the Common Stock from the Principal Market. Until such approval or written opinion is obtained or such action has been taken by the required number of holders of Preferred Shares, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

         (17) VOTE TO CHANGE THE TERMS OF OR ISSUE ADDITIONAL PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for (a) any change to these Articles of Amendment or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

         (18) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

         (19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in these Articles of Amendment shall be cumulative and in addition to all other remedies available under these Articles of Amendment, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of these Articles of Amendment . The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         (20) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in these Articles of Amendment shall limit or modify any more general provision contained herein. These Articles of Amendment shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

         (21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         (22) NOTICE. Whenever notice is required to be given under these Articles of Amendment, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

         (23) TRANSFER OF PREFERRED SHARES. A holder of Preferred Shares may assign some or all of its rights hereunder or the Preferred Shares held by such holder without the consent of the Company.

         (24) FORM OF CONVERSION NOTICE. Each Conversion Notice to be delivered by a holder of Preferred Shares shall be in the following form:

                   ------------------------------------------

                                 PROXYMED, INC.
                                CONVERSION NOTICE

Reference is made to the Articles of Amendment to the Articles of Incorporation of ProxyMed, Inc. for its Series B Convertible Preferred Stock (the "ARTICLES OF AMENDMENT"). In accordance with and pursuant to the Articles of Amendment, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock (the "PREFERRED SHARES") of ProxyMed, Inc., a Florida corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $0.001 per share (the "COMMON STOCK"), of the Company, as of the date specified below.

         Date of Conversion:____________________________________________________

         Number of Preferred Shares to be converted:____________________________

         Stock certificate no(s). of Preferred Shares to be converted:__________

Please confirm the following information:

         Conversion Price:____________________________________________

         Number of shares of Common Stock to be issued:_________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issue to:___________________________________________________________
                  ___________________________________________________________
                  ___________________________________________________________

         Facsimile Number:_______________________________

         Authorization:__________________________________
                                    By:
                                    Title:

         Dated:__________________________________________

         Account Number  (if electronic book entry transfer):___________________

         Transaction Code Number (if electronic book entry transfer):___________

    [NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

                                 ACKNOWLEDGMENT

         The Company hereby acknowledges this Conversion Notice and hereby directs North American Transfer Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ___________ ___, 1999 from the Company and acknowledged and agreed to by North American Transfer Company.

                                  PROXYMED, INC.

                                  By:_______________________________________
                                  Name:_____________________________________
                                  Title:____________________________________

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed on behalf of the Company as of the 23rd day of December, 1999.

                                  PROXYMED, INC.

                                  By: /s/ Harold S. Blue
                                      ------------------------------------------
                                  Name: Harold S. Blue
                                        ----------------------------------------
                                  Title: Chairman of the Board
                                         ---------------------------------------